AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (this “Lease”) is made as of this 25th day of February, 2014, between and among 840 BUSINESS CENTER #2, LLC, a Tennessee limited liability company, with a place of business located at 100 South Wacker Drive, Suite 850, Chicago, Illinois 60606 (“Lessor”) and HAEMONETICS CORPORATION, a Massachusetts corporation, with a principal place of business at 400 Wood Road, Braintree, Massachusetts 02184 (“Lessee”).

W I T N E S S E T H:

WHEREAS, Lessor is the owner of certain real property, located in Mount Juliet, Tennessee, more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Real Property”); and
WHEREAS, the Real Property is improved with, inter alia, an industrial facility commonly known as 840 Business Center, 549 Aldi Boulevard, Mount Juliet, Tennessee containing approximately 436,800 square feet of space (the “Building”); and
WHEREAS, Lessor desires to lease to Lessee approximately 166,400 square feet of the Building as shown on Exhibit “B” attached hereto and made a part hereof (the “Leased Premises”) upon and subject to the terms and provisions hereinafter contained; and
WHEREAS, Lessee desires to lease the Leased Premises from Lessor upon the terms and provisions hereinafter contained.
NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) to each in hand paid, the receipt and sufficiency of which is hereby acknowledged, and the mutual covenants, promises and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged between the parties, Lessor and Lessee, intending to be legally bound, hereby agree as follows:
1.LEASE OF LEASED PREMISES; USE. Lessor does hereby demise and let unto Lessee the Leased Premises, and Lessee does hereby hire and rent from Lessor the Leased Premises upon the terms and conditions set forth in this Lease. The use of the Leased Premises by Lessee shall be limited to general office and administrative uses, storage and distribution of medical and pharmaceutical products and other related products and services, including without limitation, help desk services, provided, such uses shall be subject to the covenants, terms and conditions hereinafter contained. During the Term, Lessee and its agents, employees, licensees and invitees shall have, the non-exclusive right to use the common areas on the Real Property (the "Common Areas") and, at no additional cost, the exclusive right to use a portion of the property adjacent to the Leased Premises as shown by cross hatching on Exhibit "B", for parking (the “Exclusive Parking Area”). The Exclusive Parking area shall be enclosed by fencing generally as shown on Exhibit "B" and shall be installed as and to the extent included within “Lessor’s Work” as defined in Section 17.1 below. Lessee may restrict access to and egress from the Exclusive Parking Area to Lessee, its employees, contractors, agents, and invitees, subject to the terms and conditions of this Lease. Subject to the express terms of this Lease, Lessee shall have exclusive access to the loading bays shown on Exhibit "B" twenty-four hours per day, seven days per week.
Lessor shall not unreasonably obstruct, or permit to be unreasonably obstructed, Lessee's access to the Exclusive Parking Area; provided however, Lessee acknowledges and agrees that the Leased Premises constitutes only a portion of the Building and, therefore, Lessor and/or other tenant(s) will occupy other portions of the Building and utilize the other portions of the Real Property (other than the Exclusive Parking Area), and, in addition, Lessor shall be entitled to provide an exclusive parking area or otherwise provide secured access for the benefit of one or more other tenants of the Building so long as reasonable accommodations are made to allow Lessee access to the Exclusive Parking Area in the manner contemplated herein, including without limitation, 24/7 access to Lessee’s Exclusive Parking Area and loading bays as provided above. Accordingly, Lessee covenants and agrees that in connection with its operations in the Leased Premises, and its use of the Exclusive Parking Area and the Common Areas, it shall use reasonable efforts not to disturb or interfere with the use and enjoyment by Lessor or such other tenant(s) of the remaining portions of the Building and Real Property, and to comply with reasonable security procedures that may be adopted in accordance with the foregoing.
2.TERM; EARLY ENTRY.
2.1.    The initial term of this Lease (the "Term") shall be for a period of ten (10) years and four (4) months commencing on the date (the "Lease Commencement Date") that possession of the Leased Premises and the Exclusive Parking Area is delivered to Lessee with Lessor’s Work (hereafter defined) Substantially Complete (hereafter defined) and expiring at 12:00 midnight on the last day of the one hundred twenty-fourth (124th) month after the Lease Commencement Date (the "Termination Date"), unless earlier terminated pursuant to the early termination right hereafter set forth in Section 38 or extended pursuant to the options hereafter set forth in Section 2.3. Upon the Termination Date, this Lease shall terminate and Lessee shall surrender the Leased Premises and Exclusive Parking Area to Lessor in accordance with the terms and conditions of this Lease. Possession of the Leased Premises shall be delivered to Lessee on the Lease Commencement Date in an "as is" condition except for "Lessor’s Work" as hereafter provided and subject to any express representations and warranties expressly stated in this Lease. Lessor warrants that the Building systems and equipment are in good working order and shall be in good working order upon the Lease Commencement Date, subject however, to any act of Lessee or its employees, contractors, agents and invitees. Lessor shall use reasonable efforts to deliver possession of the Leased Premises to Lessee within seventy-five (75) days following the execution and delivery of this Lease by Lessor and Lessee (the "Target Delivery Date") with the Lessor's Work as identified on the Final Plans (as defined in Section 17.2 below) approved and attached as Exhibit “D-1” to this Lease, subject to delays caused by Lessee and force majeure (provided, however, that such force majeure shall extend Lessor's obligation to deliver possession of the Leased Premises for no more than an additional thirty (30) days). In the event Lessor fails to deliver possession of the Leased Premises as required by the terms of this Lease by the date which is thirty (30) days after the Target Delivery Date (subject to delays caused by Lessee and force majeure as provided above), then Lessee shall be entitled to one (1) day’s abatement of Minimum Rent for each day of delay of delivery of possession past such 30-day period. If the completion of Lessor’s Work is delayed by an act or omission of Lessee, then the Lease Commencement Date shall be deemed to have occurred on the date delivery of possession of the Leased Premises would have occurred in the absence of such delay.
2.2.    Upon not less than fifteen (15) days prior notice to Lessor and in coordination with the performance by Lessor of Lessor’s Work, Lessee shall have the right to enter the Leased Premises and the Exclusive Parking Area prior to the Lease Commencement Date for the purpose of installing Lessee’s furniture, racking, warehouse equipment, telecommunications equipment and cabling, and Lessee's Ventilation System, all at Lessee’s sole cost and expense. As used herein "Lessee's Ventilation System" shall mean a ventilation system substantially conforming to the draft basis of design approved by Lessor and attached hereto as Exhibit "E". Lessee shall have early access for a period commencing no later than forty-five (45) days prior to the Target Delivery Date and ending no earlier than the Target Delivery Date. Lessee’s early entry shall be subject to the following: (i) all of the terms and conditions of this Lease except that Lessee shall not be required to pay any Minimum Rent or Lessee’s Proportionate Share of real property taxes and assessments, Common Utility Costs or Common Maintenance Costs during such early entry period; (ii) Lessee shall not interfere with the performance of Lessor’s Work; (iii) Lessee shall obtain all governmental permits and approvals required for the performance of any of work by Lessee; and (iv) prior to entry onto the Leased Premises or the Exclusive Parking Area, Lessee shall secure the insurance required to be maintained by Lessee under Section 8 below, and shall deliver certificates of insurance to Lessor evidencing such coverage.
2.3.    Lessee has the right to extend this Lease beyond the Termination Date provided in Section 2.1 upon the terms and conditions set forth in this Section 2.3. Provided Lessee is not then in default under this Lease beyond any applicable notice and cure period, Lessee may extend the term of this Lease (the “Extension Term”) for two (2) additional periods of five (5) years each (each an “Option”) with the Extension Term to begin on the day following the expiration date of the then Term specified in Section 2.1 or the preceding Extension Term. However, if on the date of expiration of the original Term or the preceding Extension Term, Lessee is in default beyond any applicable notice and cure period provided in this Lease in the performance of any of the terms or provisions of this Lease, Lessee’s exercise of the Option shall be null and void unless otherwise agreed in writing by the parties hereto. All the terms, covenants, and provisions of the original Term shall apply to the Extension Term except that the Minimum Rent shall be adjusted to reflect the Current Market Rent (hereafter defined).
2.3.1.    Lessee must notify Lessor of its intent to exercise the Option not later than twelve (12) months prior to expiration of the then current Term (the “Option Notice”). Lessee’s failure to deliver the Option Notice prior to such deadline shall be deemed to be a waiver by Lessee of its right to extend the Term, time being of the essence. Lessee shall be required to exercise the Option with respect to all (and not less than all) of the Leased Premises then under this Lease, unless otherwise mutually agreed.
2.3.2.    During each Extension Term, Lessee shall pay to Lessor Minimum Rent in an amount equal to the fair market rental rate for comparable non-encumbered (i.e., not subleased or subject to expansion rights) space of approximately the same size and location, with similar or equivalent improvements, within buildings of comparable quality, condition and age in the vicinity of the Building, taking into account all relevant factors, including without limitation, the length of the Extension Term, market escalations, the creditworthiness of the Lessee, concessions and other relevant factors (“Current Market Rent”); provided, however, that in no event shall the annual Minimum Rent during any Extension Term be less than the average Minimum Rent per square foot for the immediately preceding Term or Extension Term, as applicable. Within thirty (30) days after Lessor’s receipt of the Option Notice, Lessor shall notify Lessee of Lessor’s determination of the Current Market Rent. Lessee shall have fifteen (15) days to either (i) accept Lessor’s determination of the Current Market Rent, in which case, Lessor and Lessee shall enter into an amendment reflecting the extension of the Term and the Current Market Rent, or (ii) reject Lessor’s determination of the Current Market Rent, in which case, Lessor and Lessee shall work in good faith to reach agreement on the Current Market Rent. In the event Lessor and Lessee cannot agree to the Current Market Rent for the Extension Term on or before the date that is sixty (60) days following the date of the Option Notice (the “Outside Agreement Date”), then in that event, the Current Market Rent shall be deemed to be the greater of (a) an amount equal to the average Minimum Rent for the immediately preceding Term or Extension Term, as applicable, or (b) the Current Market Rent determined by appraisal in accordance with the following procedure: Lessor and Lessee shall appoint a qualified, MAI appraiser to determine the fair market rental value of the Leased Premises and Exclusive Parking Area. Lessor and Lessee shall share equally in the cost to obtain such appraisal. If Lessor and Lessee are unable to agree upon an appraiser within ten (10) days following the Outside Agreement Date, then, within ten (10) days thereafter, each party shall select one appraiser and the two selected appraisers shall then select a third appraiser. All three appraisers shall prepare an appraisal of the fair market rental value of the Leased Premises and Exclusive Parking Area based upon the criteria set forth above, and the average of such appraisals (provided, however, any appraisal deviating from the average of the other two appraisals by more than ten percent (10%) shall be disregarded) shall be conclusive.
Minimum Rent during each Extension Term shall be paid at the same time and in the same manner as provided in this Lease.
2.4.    Minimum Rent and Additional Rent (the Minimum Rent and the Additional Rent are hereinafter collectively referred to as the "Rent") shall be payable in advance, on the Lease Commencement Date and on the first (1st) day of each month thereafter (and if any month of the Term is less than a full calendar month, then the Minimum Rent shall be pro-rated as provided in Section 3 below). Minimum Rent shall be payable without prior notice or demand, without offset or deduction and without relief from valuation or appraisement laws at the address of Lessor. In the event that any Minimum Rent is not received by Lessor within five (5) days of the date set forth for payment, or in the event that any Additional Rent is not received by Lessor within five (5) business days after Lessee's receipt of written notice by Lessor that such payment of Additional Rent is overdue, Lessee shall pay to Lessor (x) a late fee equal to two percent (2%) of the delinquent installment of Rent (the "Late Fee") and (y) interest on such delinquent installment at a rate equal to the lesser of (i) the National Prime Rate of Interest as published in the Wall Street Journal plus four percent (4%) or (ii) the highest rate allowed by law (the “Interest Rate”) from the date that such installment was due through the date that such installment is actually received by Lessor.

3.MINIMUM RENT; ADDITIONAL RENT. From and after the Lease Commencement Date, and continuing thereafter during each year during the Term, Lessee shall pay to Lessor minimum rent (“Minimum Rent”) in accordance with the following schedule:

Period	Annual Minimum Rent/Square Foot	Annual Minimum Rent	Monthly Minimum Rent
Months 1 through 4	$0.00	$0.00	$0.00
Months 5 through 16	2. 50	$416,000.04	$34,666.67
Months 17 through 28	$2.56	$425,984.04	$35,498.67
Months 29 through 40	$2.63	$437,631.96	$36,469.33
Months 41 through 52	$2.69	$447,615.96	$37,301.33
Months 53 through 64	$2.76	$459,264.00	$38,272.00
Months 65 through 76	$2.83	$470,912.04	$39,242.67
Months 77 through 88	$2.90	$482,559.96	$40,213.33
Months 89 through 100	$2.97	$494,208.00	$41,184.00
Months 101 through 112	$3.05	$507,519.96	$42,293.33
Months 113 through 124	$3.12	$519,168.00	$43,264.00

Within fifteen (15) days after the Lease Commencement Date, Lessee shall execute and deliver to Lessor a letter of understanding acknowledging (i) the Lease Commencement Date of this Lease, (ii) the Termination Date of this Lease, and (iii) that Lessee has accepted the Leased Premises and Lessor’s Work in the form of Lease Commencement Memorandum attached hereto as Exhibit “C”, incorporated herein by reference, subject to any incomplete items of Lessor’s Work identified in such Lease Commencement Memorandum. Failure to execute such Lease Commencement Memorandum, however, shall not render this Lease null and void.
Minimum Rent shall be divided into equal monthly installments, and such monthly installments shall be due and payable in advance on the first day of each month. If the Lease Commencement Date is a day other than the first (1st) day of a month or the Termination Date is a day other than the last day of a month, then Minimum Rent for the partial calendar month during the Term shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the applicable full monthly installment of Minimum Rent. Lessee shall pay any such prorated installment of Minimum Rent for the partial month at the beginning of the Term (i.e., Month 5) in advance on the Lease Commencement Date.
4.PROPERTY TAXES.
4.1.    Throughout the Term, Lessee shall pay to Lessor Lessee’s Proportionate Share (hereinafter defined) of any and all real property taxes and assessments ("Taxes") attributable to the Building and the Real Property becoming due and payable during or in respect of the Term. Lessee’s “Proportionate Share” shall be that percentage derived by dividing the rentable area of the Leased Premises by the total rentable area of the Building. Lessee’s Proportionate Share, as of the date of this Lease, is thirty-eight and one tenth percent (38.1%).

4.2.    Lessee’s Proportionate Share of such property taxes and assessments shall be payable by Lessee, as Additional Rent to Lessor in twelve (12) equal monthly installments pursuant to the Property Tax Budget (hereinafter defined) as hereinafter set forth. If, at any time during the Term (1) a surcharge, fee, excise or tax is levied or imposed upon utilities consumed at or waste discharged from the Leased Premises, or for any governmental service furnished to the Building or persons visiting or occupying the same; or (2) the method of taxation of real property is changed from the method in existence on the date of this Lease, so that real estate taxes are replaced by one or more other types of alternative tax (collectively hereinafter referred to as “replacement taxes”); then, Lessee shall pay either to the governmental body involved or to Lessor, as Additional Rent, its Proportionate Share of the amount of such (1) surcharge, fee, excise or tax on utilities, waste, parking spaces or governmental services; and (2) such replacement taxes. Nothing herein contained is intended to require the Lessee to pay any tax levied, assessed or imposed upon Lessor based upon Lessor’s net income, excise profits or net taxable revenues or receipts (other than a sales tax on Rent), nor any estate, inheritance or gift taxes; franchise, succession or transfer taxes; or interest on taxes or penalties resulting from Lessor’s failure to pay taxes (provided Lessee shall have made its required payments in a timely fashion).
4.3.    Prior to the Lease Commencement Date and prior to each calendar year during the Term, Lessor shall provide Lessee with a budget of the annual property taxes based upon the current anticipated or prior year’s tax bill (the “Property Tax Budget”) setting forth Lessor’s projection of the property taxes which Lessor anticipates for the current year of the Term. Lessor’s preparation of the Property Tax Budget shall be Lessor’s good faith estimate thereof only and Lessor shall have no liability for any errors or omissions therein and Lessee shall be responsible for the full payment of any and all actual property taxes irrespective of the amounts therefor set forth in the Property Tax Budget in accordance with the annual reconciliation hereafter set forth below. Lessee shall pay to Lessor on the first (1st) day of each calendar month during the Term one-twelfth (1/12th) of the amount set forth in the Property Tax Budget. As soon as reasonably practicable after Lessor’s receipt of the actual property tax bill but no later than thirty (30) days after receipt of the actual property tax bill, Lessor shall provide Lessee with all relevant tax bills together with an invoice indicating the difference between the amounts actually due for all of the property taxes and the amounts paid thereon by Lessee pursuant to the Property Tax Budget (the “Property Tax Reconciliation”). Lessee shall, within thirty (30) days after Lessee’s receipt of the Property Tax Reconciliation, pay to Lessor any amount set forth therein which represents an underpayment of the amount actually due or, if the amount paid by Lessee toward all of the property taxes pursuant to the Property Tax Budget exceeds the actual amounts therefor, then Lessor shall credit such excess amount against Lessee’s next monthly payment(s) of the Property Tax Budget (or shall refund such amount to Lessee if such credit is determined after the expiration of the Term). If Lessor shall receive any refund or reimbursement of property taxes with respect to any lease year for which Lessee paid a Proportionate Share of such taxes, then provided there does not then exist a default of Lessee under this Lease beyond applicable notice and cure periods, out of any balance remaining after deducting Lessor’s expenses reasonably incurred in obtaining such refund, Lessor shall reimburse to Lessee, an amount equal to Lessee’s Proportionate Share of such refund or reimbursement or sum in lieu thereof.

4.4.    Lessor agrees to provide Lessee with a copy of any notice of assessment or reassessment of the Building or the Real Property if the Leased Premises is included within the assessment or reassessment promptly following Lessor’s receipt of same.
5.UTILITIES.
5.1.    Lessee shall pay all bills when due which may be incurred for all utilities separately metered to the Leased Premises and any and all other bills for utilities to the extent relating exclusively to the Leased Premises or Exclusive Parking Area which may accrue during the Term and any and all other fees, costs, expenses or charges for utilities attributable solely to the Leased Premises or Exclusive Parking Area consumed by Lessee or otherwise applicable to the Leased Premises or Exclusive Parking Area (including without limitation any expenses related to any guard shack in the Exclusive Parking Area). Lessee shall also pay to Lessor, to the extent not separately metered, Lessee’s Proportionate Share of all utilities consumed at the Building and the Real Property which are not separately metered to or otherwise used exclusively by other tenants or occupants of the Building and the Real Property (“Common Utility Costs”). Lessee's Proportionate Share of such Common Utility Costs shall be payable by Lessee as Additional Rent to Lessor in twelve (12) monthly installments pursuant to the Utility Budget (as hereafter defined and set forth). Before the Lease Commencement Date and each calendar year during the Term thereafter, Lessor shall provide Lessee with a Budget of the annual Common Utility Costs based upon current anticipated or prior year's expenses ("Utility Budget") setting forth Lessor's projection of costs for the current year of the Term. Lessor's projection of the Utility Budget shall be Lessor's good faith estimate only and Lessor shall have no liability for any errors or omissions therein and Lessee shall be responsible for the full payment of the actual costs irrespective of the Utility Budget amount. Lessee shall pay to Lessor on the first day of each calendar month during the Term and any renewal or extension one-twelfth (1/12) of the amount set forth in the Utility Budget.
5.2.    As soon as reasonably practicable after each calendar year during the Term, Lessor shall provide Lessee with an invoice indicating the difference between the actual amount of Common Utility Costs incurred by Lessor and the amounts paid thereon by Lessee pursuant to the Utility Budget (the “Utility Reconciliation”). Within thirty (30) days after Lessee's receipt of the Utility Reconciliation, Lessee shall pay to Lessor any amount set forth therein which represents an underpayment of the amount actually due or, if the amount paid by Lessee toward utilities exceeds the actual amounts therefor, then Lessor shall credit such excess amount against Lessee's next monthly payment(s) of the utility costs (or shall refund such amount to Lessee if such credit is determined after the expiration of the Term). If Lessor shall receive any refund or reimbursement of utility costs with respect to any lease year for which Lessee paid a Proportionate Share of such utility costs, then out of any balance remaining after deducting Lessor's expenses incurred in obtaining such refund, Lessor shall reimburse to Lessee, an amount equal to Lessee's proportionate share of such refund or reimbursement or sum in lieu thereof provided there does not then exist a default of Lessee under this Lease.
5.3.    Should Lessee fail to pay timely any utility bills relating to utilities which are separately metered to the Leased Premises as aforesaid, Lessor shall have the right to pay the same, and the amount so paid shall be chargeable to Lessee as Additional Rent, to be paid at the time of the next installment of Minimum Rent falling due hereunder, with interest at the Interest Rate from the date of such payment by Lessor.
5.4.    If Lessor reasonably determines that Lessee or any tenant of the Real Property is a substantial user of any utilities which are not separately metered, Lessor may require such user to install a separate meter or submeter for such utilities at such user’s sole cost and expense, and thereafter Common Utility Costs shall exclude such separately metered or submetered utility expense. If Lessor determines that Lessee is a substantial user of utility services pursuant to this paragraph, Lessor will provide to Lessee reasonable documentation on which such determination is based.
6.QUIET ENJOYMENT. If Lessee fully and timely performs its obligations under this Lease within applicable grace or cure periods, Lessee shall have peaceful possession, use and quiet enjoyment of the Leased Premises during the Term from all persons and entities claiming by or through Lessor. Notwithstanding the foregoing, Lessor shall not be liable when any interruption or failure of utility services is caused by accident, breakage, repairs, labor disputes of any character, energy usage restrictions or by any other cause, similar or dissimilar, beyond the reasonable control of Lessor. Notwithstanding the foregoing, if (a) an interruption of any utility or service which Lessor is obligated to provide shall occur; (b) such interruption occurs or continues as a result of the negligence or willful misconduct of Lessor, or as a result of the failure by Lessor to pay any applicable provider or to perform its maintenance obligations under the Lease (provided Lessee is not in default under this Lease), (c) such interruption continues for more than five (5) business days after Lessor shall have received notice from Lessee; and (d) as a result of such interruption, the Leased Premises is untenantable, then there shall be an equitable abatement of one (1) day’s Minimum Rent for each day during which such interruption continues beyond such five (5) business day period.
7.ADDITIONAL RENT. It is the agreement and intention of Lessor and Lessee that the Minimum Rent to Lessor be "net, net, net" of any and all taxes, utility costs, insurance costs and premiums, maintenance fees, costs and expenses, management fees, costs and expenses, and any and all other fees, costs and expenses attributable to the Leased Premises, Building and Real Property, except as otherwise expressly provided in this Lease.
8.LESSEE’S INSURANCE. Lessee, at its sole cost and expense, shall secure and maintain throughout the Term (a) commercial general liability insurance, insuring both Lessor and Lessee against death and personal injuries to one or more persons and damage to property occurring on the Leased Premises or Exclusive Parking Area or in connection with Lessee's use and occupancy of the Leased Premises, Exclusive Parking Area and Real Property, in an amount equal to not less than TWO MILLION and 00/100 DOLLARS ($2,000,000.00) combined single limit per occurrence, (b) worker’s compensation insurance, and (c) commercial automobile liability insurance covering all owned, non-owned and hired vehicles for injury and damage resulting therefrom, in an amount equal to not less than $1,000,000.00 combined single limit per occurrence. Lessor shall be named as an additional insured under Lessee’s general liability insurance. Prior to the earlier of the Lease Commencement Date or Lessee’s early entry onto the Leased Premises or Exclusive Parking Area, Lessee shall furnish to Lessor a certificate of insurance evidencing such coverages. Such certificate, as to the general liability coverage, shall be accompanied by an additional insured endorsement which provides that coverage may not be canceled, materially changed or not renewed without at least thirty (30) days’ prior written notice to Lessor but only to the extent that such additional insured endorsement is available from the Lessee's insurance carrier at customary rates. Lessee further agrees to install in the Leased Premises, such fire extinguishing equipment, or any other devices, as is required by Lessor’s insurance carrier, local building codes or the recommendation of the Fire Rating Bureau of Fire Underwriters or similar body (other than any such equipment or devices included within Lessor’s Work), in connection with and prior to the occupancy of the Leased Premises for the Permitted Use and further agrees that in the event the insurance company or local building codes should require changes in the nature of this equipment, Lessee will effect such changes at Lessee’s sole cost and expense. Any insurance and limits required of the Lessee maybe satisfied via existing primary and excess policies, including Umbrella policy.
9.LESSOR’S INSURANCE. Lessor shall secure and maintain throughout the Term (a) fire, casualty and extended coverage insurance (also known as “All-Risk” property insurance), covering the Building in which the Leased Premises are located and Lessor’s Work, for the full insurable value thereof on a replacement cost basis, (b) commercial general liability insurance in an amount equal to not less than Two Million ($2,000,000) Dollars combined single limit per occurrence, applicable to the Building and Common Areas, (c) worker’s compensation insurance, and (d) loss of rental insurance and any other insurance policies which are commercially reasonable and obtained by Lessor, all with policy amounts consistent with the insurance policies carried by comparable landlords in comparable class buildings in the same geographic area as the Building (collectively, “Lessor’s Insurance”). All premiums for Lessor’s Insurance shall be included as part of Common Maintenance Costs.
10.WAIVER OF SUBROGATION. Each party hereby waives any and every claim which arises or may arise in its favor and against the other party hereto during the Term for any and all loss or damage to any of its property located within or upon or constituting a part of the Leased Premises, which loss or damage is covered by valid and collectible fire and extended coverage insurance policies, and if and to the extent reimbursement is made, even if such loss or damage shall be brought about by default or negligence of the other party or by its employees, agents, servants or any persons claiming under them.
11.DAMAGE OR DESTRUCTION OF THE LEASED PREMISES. Except as otherwise hereinafter set forth, in the event the Leased Premises are damaged or partially destroyed by fire or other casualty, Lessor shall restore the same (including Lessor’s Work, but not any other leasehold improvements, fixtures, furnishings, equipment or personal property of Lessee) in substantially the same condition as existed as of the Lease Commencement Date; provided however, in the event the Leased Premises shall be damaged or destroyed by fire or other casualty to such extent that the repair and replacement thereof is reasonably estimated to exceed two hundred seventy (270) days subsequent to the date of obtaining all necessary municipal or governmental permits, either party shall have the right to terminate this Lease upon notice to the other party delivered within ten (10) days after Lessor notifies Lessee of Lessor’s determination of the length of time required for repair and replacement. Lessor shall use diligent efforts to obtain all necessary municipal and governmental permits and shall, within forty-five (45) days after the date of such fire or other casualty, deliver to Lessee written notice of Lessor’s estimate of how long it will take to complete such repair and replacement as reasonably determined by Lessor’s engineers. In addition, if Lessor determines that it can complete the repair and replacement of the Leased Premises (or other portions of the Building) within 270 days after the date of obtaining all necessary municipal or governmental permits but fails to do so and such failure is not due to an act or omission of Lessee or force majeure, Lessee shall have the right to terminate this Lease by giving Lessor ten (10) days prior written notice; provided, however, that if Lessor subsequently completes such repair and replacement within the above 10-day period, Lessee’s termination shall be void and this Lease shall continue in accordance with the terms contained herein. Notwithstanding the foregoing, all Rent (including all Minimum Rent and Additional Rent payable under this Lease) shall be abated proportionately and equitably during any period when the Leased Premises or any material part thereof are untenantable due to any such damage or destruction.
12.REPAIR AND MAINTENANCE.
12.1.    Lessor shall be responsible for the repair and maintenance of all common improvements, facilities, areas and systems, including, without limitation, the structural components of the Building, common mechanical, utility and storm water systems serving the Building, Leased Premises and Real Property, roof, life safety systems (except any life safety systems exclusively serving the Leased Premises which shall be the Lessee's responsibility), gutters and downspouts, landscaping, sprinkler system, common parking and access ways, curbs, sidewalks and parking lot lighting (collectively, the “Common Areas”). Lessee shall pay to Lessor as Additional Rent Lessee’s Proportionate Share of all costs incurred by Lessor in maintaining operating, repairing and replacing the Common Areas, any Owner’s Association fees, dues, charges or assessments and other Common Area costs (collectively, the “Common Maintenance Costs”). Common Maintenance Costs shall include the cost of capital improvements only to the extent such improvement is made to the Building or Real Property after the Commencement Date, and (i) is reasonably anticipated by Lessor to reduce (or avoid an increase in) Common Maintenance Costs; or (ii) is necessary to comply with any law, rule, regulation or ordinance enacted after the Commencement Date (“Permitted Capital Improvements”). The cost of any Permitted Capital Improvements shall be amortized over the useful life of such improvement (as reasonably determined by Lessor in accordance with GAAP) and Lessee shall pay its Proportionate Share of such amortized amount attributable to the remainder of the Term of the Lease in monthly installments together with the payment of Common Maintenance Costs. Lessee’s Proportionate Share of all other Common Maintenance Costs shall be payable as provided in Section 12.2 below.
Notwithstanding anything to the contrary herein contained, "Common Maintenance Costs” shall not include:

1)    leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building or the Real Property;

2)    legal fees or other expenses incurred in connection with enforcing leases against tenants in the Building;

3)    costs of renovating or otherwise improving or decorating leasable space for any tenant or other occupant of the Building or the Real Property, including Lessee, or relocating any tenant;

4)    costs to obtain financing related to the Real Property and interest and principal amortization of such debts;

5)    depreciation and reserves;

6)     base rental on ground leases or other underlying leases and other amounts thereunder that would not be chargeable to the Lessee under this Lease if the terms of this Lease were applied to such ground or underlying lease;

7)    wages, bonuses, fringe benefits other than insurance plans and tax qualified benefit plans, and other compensation of employees above the grade of Building Manager;

8)    costs of any items for which Lessor is or is entitled to be paid or reimbursed by insurance;

9)    the amount of any increase in insurance premiums or applicable taxes attributable solely to a single tenant, and any charges for electricity, water, or other utilities, services or goods that are separately metered or submetered to Lessee or another tenant or otherwise provided solely to a single tenant;

10)    costs of correcting defects in the design, construction or equipment of, or latent defects in, the Building or the Real Property;

11)    costs of any work or services performed for any facility other than the Building or Real Property to the extent attributable to such other facility;

12)    any cost representing an amount paid to a person, firm, corporation or other entity related to Lessor that is materially in excess of the amount which would have been paid in the absence of such relationship;

13)    late fees or penalties incurred by Lessor due to late payment of expenses, except to the extent attributable to Lessee’s actions or inactions;

14)    charitable or political contributions;

15)    Lessor’s general overhead and any other corporate office expenses not directly attributable to the operation and management of the Building and the Real Property (e.g., the activities of Lessor’s officers and executives or professional development expenditures), except to the extent included in the management fee permitted hereby;

16)    the costs of any maintenance and repair required to be performed by Lessor expressly at its own expense under this Lease;

17)    any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Substances (as defined in Section 14 herein) and the cost of defending against claims in regard to the existence or release of Hazardous Substances at the Building or the Real Property (except with respect to those costs for which Lessee is otherwise responsible pursuant to the express terms of this Lease); and

18) penalties or damages incurred in connection with compliance with, or contesting or settlement of, any claimed violation of law, except to the extent attributable to Lessee's actions or inactions.

12.2.    Except capital expenses payable separately under Section 12.1 above, Lessee's Proportionate Share of Common Maintenance Costs shall be payable by Lessee as Additional Rent to Lessor in twelve (12) monthly installments pursuant to the Common Maintenance Budget (as hereafter defined and set forth). Before the Lease Commencement Date and each calendar year during the Term thereafter, Lessor shall provide Lessee with a budget of the annual Common Maintenance Costs based upon current anticipated or prior year's expenses ("Common Maintenance Budget") setting forth Lessor's projection of costs for the current year of the Term. Lessor's projection of the Common Maintenance Budget shall be Lessor's good faith estimate only and Lessor shall have no liability for any errors or omissions therein and Lessee shall be responsible for the full payment of the actual costs irrespective of the Common Maintenance Budget amount. Lessee shall pay to Lessor on the first day of each calendar month during the Term and any renewal or extension one-twelfth (1/12) of the amount set forth in the Common Maintenance Budget.
12.3.    As soon as reasonably practicable after each calendar year, Lessor shall provide Lessee with an invoice, in reasonable detail, indicating the difference between the actual amount of Common Maintenance Costs incurred by Lessor and the amounts paid thereon by Lessee pursuant to the Maintenance Budget (the “Common Maintenance Reconciliation”). Lessee shall, within thirty (30) days after Lessee's receipt of the Common Maintenance Reconciliation, pay to Lessor any amount set forth therein which represents an underpayment of the amount actually due or, if the amount paid by Lessee toward utilities exceeds the actual amounts therefor, then Lessor shall credit such excess amount against Lessee's next monthly payment(s) of Common Maintenance Costs (or shall refund such amount to Lessee if such credit is determined after the expiration of the Term). So long as Lessee is not in default under this Lease, Lessee shall have the right, within twelve (12) months after the end of any lease year, upon twenty (20) days prior written notice to Lessor, and not more frequently than once for each applicable lease year, to inspect and examine by Lessee’s accountants or representatives, such of Lessor's books of account and records relating to the Common Maintenance Costs for the preceding lease year as are necessary to verify the Common Maintenance Costs for such year and/or the Common Maintenance Reconciliation. No inspection or examination shall be conducted by any person or entity paid on a contingency fee basis or whose compensation is determined in whole or in part to the discovery or amount of overcharges or errors. In the event such inspection or examination, as finally determined, reveals an underpayment or overpayment by Lessee of its proportionate share of Common Maintenance Costs, Lessee shall pay such underpayment to Lessor with the next installment of Rent becoming due or Lessor shall credit such overpayment to the next installment(s) of Rent becoming due, or, if at the end of the Term, Lessor or Lessee shall pay such underpayment or overpayment to the other party as the case may be, within thirty (30) days after such amount is finally determined.
12.4.     Lessor shall maintain the Common Areas (including the Exclusive Parking Area, but subject to availability of access thereto) in good condition and repair, normal wear and tear excepted. Lessor shall maintain the structural portions of the Building at Lessor’s sole cost and expense. Subject to Lessor’s general obligations under this Section 12.4, Lessee shall maintain the Leased Premises, Lessee’s Ventilation System (including any fan, support pad, architectural screening and sound attenuation for the fan, ductwork and other equipment or machinery located outside the Leased Premises) and the fence enclosing the Exclusive Parking Area in good condition and repair, normal wear and tear excepted, at Lessee’s sole cost and expense. All refuse of any kind shall be removed from the Leased Premises at reasonable intervals by, and at the sole cost of, Lessee. Any trash receptacle(s), such as trash cans, and/or dumpsters, shall be located by the Lessee only on such area of the Real Property as shall be designated by the Lessor. Lessee shall be responsible for the cost of any exterior maintenance and repair in excess of that customarily required due to the operations of Lessee upon the Real Property. Subject to availability of access to the Exclusive Parking Area, Lessor shall be responsible to remove snow and ice from all common area sidewalks at entrances and exits to the Building serving the Leased Premises. Lessee shall make, and shall be responsible for the costs and expenses associated with maintaining and making any and all other repairs to the Leased Premises and Lessee’s Ventilation System.
13.NO WASTE OR NUISANCE. No waste or nuisance shall be committed by Lessee. Lessee shall not allow any offensive noise or vibration to emanate from the Leased Premises or Exclusive Parking Area, shall not allow the unlawful emission of any toxic gases from the Leased Premises or Exclusive Parking Area, and at the end of the Term, the Leased Premises and Exclusive Parking Area shall be delivered in substantially as good condition as on the Lease Commencement Date, ordinary wear and tear and damage by insured casualty excepted.
14.HAZARDOUS SUBSTANCES. Lessee shall keep the Leased Premises, Exclusive Parking Area and the Real Property free from contamination by or from any hazardous substances or hazardous waste (as such terms are defined and/or used in applicable state or federal law or in the regulations issued thereunder including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act) (collectively, “Hazardous Substances”) caused by the Lessee or its employees, contractors, agents, or invitees; except such as are utilized in conjunction with Lessee’s business operations and then in compliance with all applicable laws. Lessee also agrees that it will not store, utilize or engage in operations at or upon the Leased Premises, Exclusive Parking Area and the Real Property or affecting the Leased Premises, Exclusive Parking Area and the Real Property which involve the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of Hazardous Substances, and Lessee will at all times comply with and conform to all laws, statutes, ordinances, rules, regulations, notices and orders of all governmental and regulating authorities or any board of fire underwriters, or any insurance organization or company with respect to the treatment of any Hazardous Substances on or which affect the Leased Premises, Exclusive Parking Area and the Real Property. Lessee shall not cause or permit to exist as a result of an intentional or unintentional action or omission on its part or on the part of any of Lessee's agents any releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping from, on or about the Leased Premises, Exclusive Parking Area or the Real

Property of any such Hazardous Substances. Lessee shall furnish to Lessor a list of all Hazardous Substances Lessee uses in connection with its use of the Leased Premises and Exclusive Parking Area and shall update the list whenever an additional Hazardous Substance is used at the Leased Premises or Exclusive Parking Area.
Lessee shall indemnify, defend and hold harmless, Lessor, its successors and assigns, and any officer, director, shareholder, employee or agent of Lessor from any and all liability, damages, costs, claims, suits, actions, legal or administrative proceedings, interests, losses, expenses, penalties, fines, and attorneys' fees to the extent resulting from or arising out of, or in any way connected with, injury to, or the death of, any person (including any indemnified party) or physical damage to property of any kind wherever located and by whomever owned (including that of any indemnified party) arising out of, or in any way connected with, the presence on, in or under the Leased Premises, Exclusive Parking Area and the Real Property of any Hazardous Substances but only to the extent such Hazardous Substances were brought onto the Leased Premises, Exclusive Parking Area and/or the Real Property by Lessee, or its employees, contractors, agents, licensees, invitees or guests. This indemnification is an independent covenant and shall survive the expiration or earlier termination of this Lease.
Except to the extent of any Hazardous Substances revealed in the Phase I Environmental Site Assessment of the Real Property conducted by Environmental Resources Management dated August 2006, as Work Order No. 54165 (“Phase I Report”) a copy of which has been delivered to Lessee, Lessor shall indemnify, defend and hold Lessee harmless from any liability incurred by Lessee as a result of any claim arising from the presence of any Hazardous Substances (including any mold or asbestos existing in the Leased Premises prior to Lessee’s early entry onto the Leased Premises) on, in or under the Leased Premises, Exclusive Parking Area and/or the Real Property which has been proven to have: (i) occurred prior to the date of early entry by Lessee onto the Leased Premises; or (ii) been caused by Lessor or its employees, contractors or agents, unless it is shown that Hazardous Substances were introduced in or under the Leased Premises, Exclusive Parking Area or the Real Property by the act or omission of Lessee, or its employees, contractors, agents, licensees, invitees, guests, successors, assigns or sublessees, if any. Lessor shall comply with all Applicable Laws to remediate any contamination of the Real Property by Hazardous Substances unless caused by Lessee or its employees, contractors, agents, licensees, invitees, guests, successors, assigns or sublessees. Lessor represents and warrants that, to Lessor’s knowledge, except as may be set forth in the Phase I Report, as of the date of early entry by Lessee onto the Leased Premises or Exclusive Parking Area, there are no Hazardous Substances located in, on or under the Leased Premises, Exclusive Parking Area and the Real Property.
15.COMPLIANCE WITH LAWS. Lessor shall be responsible for ensuring that, as of the date of early entry by Lessee onto the Leased Premises or Exclusive Parking Area, the Building and Real Property are in compliance with all applicable laws, codes, ordinances, rules and regulations and free of mold and asbestos. Thereafter, except as otherwise expressly provided in this Lease, Lessee shall have no responsibility or liability to correct any violation of any laws, codes, ordinances, rules or regulations not caused by Lessee or its employees, contractors, agents, licensees, invitees, guests, successors, assigns or sublessees, and not uniquely related to Lessee's particular use of the Leased Premises or Exclusive Parking Area. Lessee shall comply with all requirements of duly constituted public authorities, and with the terms of any federal, state or local law, statute, regulation, code, ordinance or order (collectively, “Applicable Laws”), applicable to Lessee or to Lessee's use of the Leased Premises, Lessee’s Ventilation System, Exclusive Parking Area and Real Property, and Lessee shall indemnify, defend and save Lessor harmless from any and all penalties, fines, costs or other damages, including without limitation, attorneys’ fees, resulting from its failure to do so. Lessee shall not carry on any unlawful business in or about the Leased Premises or Exclusive Parking Area. If, despite Lessee’s compliance with all Applicable Laws and the obtaining of all applicable permits and approvals, Lessee’s operations, improvements, equipment or use of the Leased Premises or Exclusive Parking Area, including without limitation Lessee’s Ventilation System, is deemed to be extraordinarily hazardous by the standards of Lessor’s insurance underwriter, any fire insurance rating bureau, local fire marshal or other authority or otherwise would cause a forfeiture of any fire and casualty insurance that Lessor has or may have on the Building or Real Property or would cause an increase the rate of premiums payable on any such insurance policy, then Lessee shall reimburse Lessor as additional rent for the cost of any endorsement or any increase in premiums that may be required to afford such coverage. Lessee shall pay to Lessor such reimbursement amount within thirty (30) days after Lessor delivers to Lessee written notice of the assessment of the cost of any such endorsement or excess premium amount by the Lessor’s insurer and any supporting documentation received by Lessor in connection therewith.
16.HOLD OVER; SURRENDER. Except as Lessor otherwise may consent in writing, Lessee agrees, without further notice or demand, to promptly surrender possession of the Leased Premises and Exclusive Parking Area to Lessor at the expiration, or earlier termination, of this Lease. Any holding over by Lessee beyond the Term shall be under and subject to the same terms and provisions as contained herein, except, however, that the Minimum Rent shall, after the end of the Term, be one and one-half (1.5) times the Minimum Rent as existed in the immediately preceding month and, in all such events, the term of any such hold over shall be on a month-to-month basis and shall be terminable upon thirty (30) days’ notice to either party by the other.
Anything contained herein to the contrary notwithstanding, Lessee shall, at its own cost and expense, immediately upon the expiration or earlier termination of this Lease, surrender the Leased Premises and Exclusive Parking Area in good and clean condition as existed as of the Lease Commencement Date, ordinary wear and tear and damage by casualty excepted and removing only Lessee's signage, movable trade fixtures and personal property, subject however to Section 17.9 below. In the event that Lessee does not do so, Lessor may do so and, in such event, Lessee shall be responsible for all costs and expenses associated therewith. Any improvements remaining in the Leased Premises or Exclusive Parking Area following the expiration or earlier termination of the Term, as such may be extended by a holdover permitted herein, shall immediately and automatically become the property of the Lessor without the necessity of any further notice or action on the part of Lessor or Lessee and without any reimbursement or compensation therefor by Lessor to Lessee. Lessee’s obligations hereunder shall survive the expiration or earlier termination of this Lease.
17.IMPROVEMENTS TO LEASED PREMISES; ALTERATIONS; MECHANICS LIENS.
17.1.    Lessor is under no obligation to make any structural or other alterations, decorations, additions or improvements in or to the Leased Premises, Exclusive Parking Area or

the Real Property except to construct in a good and workmanlike manner, the improvements specified in the Final Plans (as hereafter defined in Section 17.2), generally in conformance with the site plan and space plan attached hereto as Exhibit “D” and incorporated herein by reference (the “Lessor’s Work”), to cause the Leased Premises to be delivered in compliance with Article 15 hereof, and to deliver to Lessee a temporary certificate of occupancy upon substantial completion of Lessor’s Work enabling Lessee to enter and occupy the Leased Premises for purposes of completing Lessee’s Work (as hereafter defined in Section 17.7).
17.2.    Lessor has prepared and delivered to Lessee plans and specifications for Lessor’s Work consistent with the Scope of Work attached hereto as Exhibit D-1 and incorporated herein by reference (the “Preliminary Plans”). Lessee has approved such Preliminary Plans. Lessor shall deliver to Lessee construction drawings consistent with the Preliminary Plans. Lessee agrees to review and approve or identify issues as to why the construction drawings are not consistent with the Preliminary Plans within ten (10) days of receipt of the construction drawings from the Landlord. The Preliminary Plans may be revised by agreement of Lessor and Lessee to the extent necessary to develop the construction drawings for Lessor’s Work, but the scope of work described in the Preliminary Plans shall not be expanded. The Preliminary Plans, as finally approved, shall be the “Final Plans”.
17.3.    The Final Plans shall not be revised, amended or modified.
17.4.    Lessor shall warrant Lessor’s Work against defects in materials and workmanship for a period of one (1) year following the Lease Commencement Date and for such longer period for any items covered by a longer warranty to the extent of such warranty (such as the roof). Lessor shall assign to Lessee any warranties relating to Lessor’s Work that are issued for periods longer than one (1) year for items Lessee is responsible to maintain (such as the HVAC).
17.5.    Lessor’s Work shall be deemed “Substantially Complete” upon the completion of Lessor’s Work in substantial conformity with the Final Plans, as certified by the project architect or engineer, subject to minor punch list items which do not materially interfere with the performance by Lessee of Lessee’s Work in the Leased Premises, and delivery to Lessee of a temporary or permanent certificate of occupancy, in such form and substance as typically provided by the applicable authority.
17.6.    Lessor has established a $250,000.00 allowance (“Allowance”) for the cost of design, permitting and construction of the Lessor’s Work. Lessee shall reimburse Lessor all of Lessor’s final costs of design and construction of Lessor’s Work, including but not limited to the costs of obtaining all required municipal or governmental permits and approvals and all of Lessor’s soft costs, overhead and hard costs pertaining to the Lessor’s Work (“Final Costs”) in excess of the Allowance within fifteen (15) days of substantial completion of Lessor’s Work and issuance of a temporary certificate of occupancy for the Leased Premises.
17.7.     Lessor and Lessee intend that Lessor’s Work will enable delivery of the Leased Premises to Lessee on a “turnkey” basis. However, Lessee shall install its building signage permitted under Section 17.11 below and may perform and complete additional leasehold improvements in and to the Leased Premises, but only pursuant to plans and specifications approved by Lessor (“Lessee’s Work”). All improvements and alterations in or to the Leased Premises, including without limitation, all design and materials, for Lessee’s Work are subject to Lessor’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Lessee shall deliver complete plans and specifications for Lessee’s Work to Lessor for its approval prior to submitting the same to any governmental entity for the purpose of obtaining Lessee’s signage or building permits.
17.8.    Lessor’s Work and Lessee’s Work shall be performed and completed in a good and workmanlike manner and otherwise in accordance with all Applicable Laws.
17.9.    Following completion of Lessee’s Work, Lessee shall not make any alterations or improvements in or to the Leased Premises or Exclusive Parking Area without Lessor's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lessee may make interior, non-structural and non-mechanical alterations to the Leased Premises which do not affect the exterior, structure or foundation of the Leased Premises nor any mechanical or utility systems of the Building without Lessor’s consent. Lessee shall provide Lessor with at least thirty (30) days prior written notice of any alterations or improvements prior to the commencement thereof. The Lessee shall construct, or cause to be constructed, Lessee's improvements in a good and workmanlike manner and in accordance with all Applicable Laws. All such alterations and improvements made with Lessor's prior written consent as hereinabove set forth shall become the property of Lessor upon the termination of this Lease unless otherwise provided in Lessor's consent therefor. Notwithstanding the foregoing, Lessor shall not have title to, and Lessee shall have the right to remove, trade fixtures, moveable equipment, furniture and other personal property, provided the same may be removed without damage to the Leased Premises or Exclusive Parking Area and such property was not funded by Lessor.
17.10.    Lessee shall not suffer or give cause for the filing of any mortgage lien, mechanic’s lien or other lien or security interest (“Lien”) against the Leased Premises or the Real Property. In the event any Lien is filed for work claimed to have been done for or material claimed to have been furnished to Lessee or otherwise on account of the act or omission of Lessee or its agents, employees or contractors, Lessee shall cause such Lien to be discharged of record within thirty (30) days after filing or, alternatively, Lessee shall furnish to Lessor (or any other entity designated by Lessor) within such thirty (30) day period a bond or other assurances reasonably acceptable to Lessor that such claimed indebtedness as finally determined will be paid by Lessee. Lessee shall indemnify and save harmless Lessor from all costs of any such Lien and expenses and attorneys’ fees incurred in connection with any such Lien.
17.11.    Lessee hereby agrees that it will not place or suffer to be placed or maintained on any exterior door, exterior wall or window of the Leased Premises any sign, awning or canopy, or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or exterior door of the Leased Premises without Lessor’s prior written approval, which approval shall not be unreasonably withheld. Further, except as provided below, Lessee will not erect or install any free standing permanent signage without first obtaining Lessor's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Lessee shall maintain any sign, awning, canopy, decoration, lettering, advertising matter or other thing as may be approved by Lessor in good order, appearance, condition and repair at all times. Lessee acknowledges that Lessor, at its option, may regulate the lettering size, style, color and type of all signs (including, without limitation, any identification sign of Lessee to be located on any monument sign located at the front of the Building, if any) so that all signs within the Leased Premises and the Building and on the Real Property are of a coordinated and complementary size, color, style of lettering and material. Lessee shall be permitted to install an exterior building sign as set forth in its plans and an exterior sign on any monument sign for the Building, each as approved by Lessor in accordance with the provisions of this Lease, provided that: (i) all signs shall be in accordance with all Applicable Laws; (ii) Lessee shall obtain all zoning or sign permits required to install the signage and promptly provide Lessor with a copy of all such required permits and approvals; (iii) such signage shall not be the exclusive signage for the Building; (iv) such signage shall be in a location approved by Lessor and Lessee; and (v) upon conclusion of the Term, Lessee shall remove the signage, repair any damage caused by such removal and restore the area of installation to the condition existing at the commencement of the Term.
18.LIABILITY. Lessor shall not be liable for any injury to any person while on the Leased Premises or for damage to property while located on the Leased Premises, whether owned by Lessor, Lessee or third parties, whether caused by or resulting from any act, omission or negligence of Lessor or any of its respective agents, servants or employees, or by fire, or by any other casualty or condition existing on or resulting to the Leased Premises during the Term (except for acts caused by the willful misconduct or gross negligence of Lessor or Lessor’s agents, employees or contractors). Lessor shall not be liable for any injury to any person while in the Common Areas caused by or resulting from any act, omission or negligence of Lessee or its agents, employees or contractors and for damage to property while located in the Common Areas, whether owned by Lessor, Lessee or third parties, caused by or resulting from any act, omission or negligence of Lessee or any of its respective agents, employees or contractors, during the Term. Lessor shall not be liable in any claim for damages by reason of inconvenience or interruption to the business of Lessee, irrespective of the cause therefor (except for acts caused by the willful misconduct or negligence of Lessor or Lessor’s agents, employees or contractors). Lessor and Lessee shall maintain all of the insurance policies and coverages referred to in this Lease in furtherance of the allocation of risk of liability as provided above.
19.ASSIGNMENT AND SUBLEASE. Lessee shall not, at any time, sublease the Leased Premises nor assign this Lease or any interest of Lessee in the Leased Premises without the prior written consent of the Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any assignment or subletting with Lessor's prior written consent, Lessee shall continue to remain liable to Lessor for all sums due hereunder and for the performance of all covenants and duties of Lessee. In addition, in order for Lessee to request the Lessor's approval to any assignment or subletting of the Leased Premises, Lessee must provide evidence to the reasonable satisfaction of Lessor and Lessor's insurance carrier, that the business of such assignee or subtenant poses no greater fire or casualty risk, or potential for environmental contamination to the Leased Premises than did the business of Lessee. Anything contained in this Lease to the contrary notwithstanding, any approval or consent of Lessor with respect to any requested assignment or subletting of the Leased Premises by Lessee shall not be deemed to be the approval or consent of Lessor with respect to any other or future assignment or subletting of Lessee with respect to the Leased Premises. Notwithstanding the foregoing, Lessee may without the consent of Lessor and provided that Lessee remains liable for the performance of the terms of this Lease, assign this Lease in its entirety, or sublet the Leased Premises, with respect to all or part of the Leased Premises (a “Permitted Transfer”): (i) to an entity resulting from a merger or consolidation with Lessee or a sale of all or substantially all of Lessee’s assets; or (ii) to any parent, affiliate or subsidiary of Lessee; or (iii) to an entity which controls, is controlled by or is under common control with Lessee. Lessee agrees to reimburse Lessor for reasonable administrative and attorneys’ fees incurred in conjunction with the processing and documentation of any transfer, assignment, subletting, franchise, licensing or concession agreement, change of ownership or hypothecation of this Lease or Lessee’s interest in and to the Leased Premises. If Lessee shall make any assignment or sublease, with Lessor’s consent, for a rental in excess of the Rent payable under this Lease, Lessee shall not be entitled to keep the entire amount of such excess, and Lessee shall pay to Lessor fifty percent (50%) of such excess rental, after deduction of all reasonable and customary transaction costs, upon receipt.
20.INSPECTION OF LEASED PREMISES. Notwithstanding anything to the contrary contained in this Lease, Lessor may enter the Leased Premises and Exclusive Parking Area at any time during the Term, upon reasonable advance notice to Lessee, for the purposes of (a) ascertaining whether the Leased Premises and Exclusive Parking Area are kept in good order and repair; except, however, in an emergency situation, in which event, Lessor shall have the right to enter in and upon the Leased Premises and Exclusive Parking Area absolutely and without notice, and Lessor shall be entitled to enter upon the Exclusive Parking Area at all reasonable times to perform its obligations under this Lease, (b) making repairs or improvements to the Building, and (c) showing the Leased Premises and/or the Building for the Lessor's marketing purposes to other prospective tenants, purchasers, lenders or other parties with whom Lessor conducts, or is interested in conducting business; provided, however, that Lessor shall only have the right to enter upon the Leased Premises during the last twelve (12) months of the Term with respect to showing the Leased Premises to prospective tenants. Lessor shall use commercially reasonable efforts to minimize interference with Lessee’s operation during any inspection pursuant to this Section 20. Prior to undertaking any work by the Lessor in the Leased Premises, except in an emergency, the Lessor shall identify in reasonable detail the nature of the work to be performed and Lessor shall coordinate such work to minimize any interference with Lessee’s business operations, and, except in an emergency, Lessor shall perform such work after normal business hours.
21.DEFAULT.
21.1.     If Lessee (a) does not pay in full any installment of Rent or other charge or payment herein agreed to be paid by Lessee when due, which failure remains uncured for a period of ten (10) days following written notice to Lessee, or (b) violates or fails to perform or otherwise breaches any other covenant or agreement herein contained, which violation, failure or breach remains uncured for a period of thirty (30) days after written notice has been given by Lessor to Lessee, or if such non-monetary breach cannot be corrected within such thirty (30) day period and Lessee fails to commence the correction of such breach within ten (10) days after written notice from Lessor and thereafter diligently prosecute the correction of same to completion, or (c) makes an assignment for the benefit of creditors, or if a petition is filed by (and granted) or filed against Lessee for the appointment of a receiver, resulting in an order or decree which continues unstayed and in effect for a period in excess of sixty (60) days, or a bill in equity or other proceeding for the appointment of a receiver of Lessee is filed and granted, resulting in an order or decree which continues unstayed and in effect for a period in excess of sixty (60) days or if proceedings for reorganization or composition of creditors under any state or federal law is instituted by or against Lessee, resulting in an order or decree which continues unstayed and in effect for a period in excess of sixty (60) days, THEN, and in any of said events, there shall be deemed to be by virtue thereof, a breach of this Lease which shall constitute an "Event of Default" and Lessor may, in addition to any other right or remedy available hereunder, at law or in equity:
21.1.1.    immediately cancel this Lease by written notice to Lessee. Upon the date specified in the aforesaid notice of termination, this Lease and the Term hereof shall terminate and come to an end as fully and completely as if such date were the day herein definitely fixed for the end and expiration of this Lease and such Term, and Lessee shall then quit and surrender the Leased Premises and Exclusive Parking Area to Lessor, but notwithstanding any statute, rule of law, or decision of any court to the contrary, Lessee shall remain liable as set forth herein.
21.1.2.    terminate all services (including, but not limited to, the furnishing of utilities) and/or re-enter the Leased Premises and Exclusive Parking Area by summary proceedings or otherwise peacefully and in accordance with law, dispossess Lessee and the legal representative of Lessee or other occupant of the Leased Premises or Exclusive Parking Area, and remove their effects and repossess and enjoy the Leased Premises and Exclusive Parking Area, together with all alterations, additions and improvements, all without being liable to prosecution or damages therefor.
21.1.3.    perform Lessee’s obligations which are in default or take such action as Lessor determines is appropriate to mitigate the effects of Lessee’s default, all at Lessee’s sole cost and expense.
21.1.4.    upon any re-entry, termination and/or dispossession by summary proceedings or otherwise peacefully and in accordance with law, relet the Leased Premises or any part or parts thereof, either in the name of Lessor or otherwise, for a term which may at Lessor's option be less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease, and may grant concessions or free rent and may make such alterations, repairs, replacements and/or decorations in the Leased Premises as Lessor in Lessor's sole judgment considers advisable and necessary for the purpose of reletting the Leased Premises, all at Lessee’s sole cost and expense, but only for such costs to the extent of such alterations, repairs and replacements that are required of Lessee under this Lease.
21.1.5    recover against Lessee the Rent reserved herein for the balance of the originally stated Term (subject to the Lessee’s right to assert as an affirmative defense, the reduction thereof by the fair market value of rent for the Leased Premises for the balance of the originally stated Term, taking into account market delays in reletting, concessions, and other relevant factors), together with reasonable costs and attorneys’ fees, either monthly as stated herein or, at Lessor’s option, all such Rent, discounted to a present value, shall be and become immediately due and payable.
21.2    Lessor shall be in default in the performance of any obligation required to be performed by Lessor under this Lease (including without limitation Lessor's Work) if Lessor has failed to perform such obligation within thirty (30) days after the receipt of notice from Lessee specifying in detail Lessor’s failure to perform; provided, however, that if the nature of Lessor’s obligation is such that more than thirty (30) calendar days are required for its performance, Lessor shall not be deemed in default if it shall commence such performance within thirty (30) days and thereafter diligently pursue the same to completion. Upon any such default by Lessor, Lessee may exercise any of its rights provided at law or in equity. If Lessor’s default continues beyond the applicable notice and cure period and such default impairs Lessee’s ability to conduct its operations on the Leased Premises, then, in addition to Lessee’s rights at law or in equity, Lessee shall be entitled, upon delivery of written notice to Lessor substantiating such impairment and the need to take specific action to mitigate such impairment, to take action to cure Lessor’s default to the extent necessary to mitigate such impairment (including without limitation completion of the Lessors Work); provided however, in no event shall Lessee be entitled to deduct, offset or otherwise credit against Rent or other sums due or becoming due hereunder the costs thereof nor any other claimed damages prior to adjudication by a court having jurisdiction granting such relief.
22.REPRESENTATIONS AND WARRANTIES.
22.1.    Lessee's Representations and Warranties. Lessee hereby represents and warrants to the Lessor as follows:
(a)    Lessee is a Massachusetts corporation duly organized and existing under the laws of the State of Massachusetts and authorized to conduct business in the State of Tennessee;
(b)    Lessee has the full legal authority and power to enter into and perform its obligations under this Agreement;
(c)    this Agreement is, and shall be, legally binding upon and enforceable against Lessee in accordance with its terms.
22.2.    Lessor's Representations and Warranties. Lessor hereby represents and warrants to the Lessee as follows:
(a)    Lessor is a limited liability company operating under the laws of the State of Tennessee;
(b)    Lessor has the full legal authority and power to enter into and perform its obligations under this Agreement;
(c)    This Agreement is, and shall be, legally binding upon and enforceable against Lessor in accordance with its terms
(d)    Lessor is the owner of the Real Property; and
(e)    The Real Property is not currently encumbered by a mortgage, deed of trust or other secured loan.
23.CONDEMNATION. Lessor shall provide written notice to Lessee of any condemnation or eminent domain proceedings affecting the Leased Premises or Exclusive Parking

Area promptly following notice to Lessor thereof but prior to the anticipated date of such taking. In the event that all of the Leased Premises or Exclusive Parking Area are taken by any condemnation or eminent domain proceedings, this Lease shall terminate as of the date of such taking. In the event that a portion of the Leased Premises or Exclusive Parking Area are taken by any condemnation or eminent domain proceedings (and such parking spaces are not replaced by Lessor in a form and location reasonably acceptable to the Lessee), and, in Lessee’s reasonable judgment, Lessee is thereby unable to operate its business at the Leased Premises as was operated prior to such taking, then either Lessee or Lessor shall have the right to terminate this Lease by delivering written notice of such election to the other party prior to the date of such taking (provided that the Lessee shall have a minimum of ten (10) days to advise the Lessor of any election to terminate if the time between the receipt of such notice by the Lessee and the date of such taking is less than ten (10) days, and in such event, all obligations of Lessee and Lessor hereunder with respect to the period of time subsequent to such termination shall thereafter terminate and this Lease shall be null and void and of no further force and effect. If however, a portion of the Leased Premises or Exclusive Parking Area are taken by the exercise of the right of condemnation or eminent domain, and this Lease is not terminated as provided above, Lessor shall restore the Leased Premises and Exclusive Parking Area to a condition as nearly equivalent as possible to their condition prior to the taking but not any of Lessee’s leasehold improvements (other than Lessor’s Work), fixtures, or personal property, and this Lease shall continue with respect to the remaining portion of the Leased Premises and Exclusive Parking Area and the Minimum Rent herein specified to be paid by Lessee shall be ratably reduced according to the area of the Leased Premises which is taken. In such event, Lessor shall use diligent efforts to obtain all necessary municipal and governmental permits for such restoration within forty-five (45) days after the date of the taking and complete the restoration of the Leased Premises (or other portions of the Real Property, as applicable) within 270 days after the date of obtaining all necessary municipal or governmental permits. Lessor and Lessee shall separately be entitled to assert and receive any damages due to either of them from the condemning governmental unit or other corporation or entity exercising any such right of condemnation or eminent domain.
24.CUMULATIVE REMEDIES. All of the remedies hereinbefore given to Lessor and Lessee and all rights and remedies given to them by law or equity shall be cumulative and concurrent. The exercise by either Lessor or Lessee of any particular right shall not be a waiver by either party of any other right herein granted to Lessor and/or Lessee. If Lessor, at any time or times, shall accept the Rent or the payment of other charges due from Lessee hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasion or constitute or be construed as a waiver of any of Lessor's rights.
25.BINDING UPON SUCCESSORS AND ASSIGNS. All rights and liabilities herein given to or imposed upon the respective parties hereto shall extend to and be binding upon their respective heirs, personal representatives, successors and permitted assigns. Lessor may assign its interest in the Lease without the consent of Lessee. In the event of any assignment of this Lease by Lessor (except a collateral assignment for security), the Lessor named herein (or the assignor, in the case of a subsequent assignment) shall, after the date of such assignment, be released from all liability for performance of any covenant, agreement or condition on the part of the Lessor which is thereafter to be performed hereunder. The assignee shall be deemed to have assumed (subject to the limitations of this paragraph) all of the covenants, agreements and conditions herein to be observed by Lessor with the result that such covenants, agreements and conditions shall bind Lessor, its successors and assigns, only during and in respect of their respective successive periods of ownership.
26.DEEDS OF TRUST OR MORTGAGES. This Lease is and shall be subordinate to all deeds of trust, mortgages or other security interests which hereafter affect this Lease, the Leased Premises or the Real Property, and to all renewals, modifications, consolidations, replacements and extensions thereof (collectively, “Mortgages”). In confirmation of such subordination, Lessee shall execute promptly any reasonable certificate that Lessor, or its Mortgagee(s), may request pursuant thereto. In consideration of such subordination and as a condition thereof, Lessor shall provide Lessee with a Subordination, Non Disturbance and Attornment Agreement (“SNDA”) from each of its lenders holding Mortgages with respect to the Real Property to which this Lease is subordinated in the Mortgagee’s customary form, with commercially reasonable modifications. Lessee shall pay any fee or expense charged by the Mortgagee in connection with any negotiation of changes requested by Lessee to such SNDA, and Lessor shall endeavor to notify Lessee of any such fee or charge prior to incurring the fee or expense.
27.SEVERABLE. The terms, covenants and provisions of this Lease are severable and divisible and, if any of the said terms, covenants and provisions shall be invalidated by law or for any reason, the force and effect of the other terms, covenants and provisions shall be deemed to be unaffected and be legally enforceable as though the provisions invalidated had not been herein set forth.
28.NOTICE. Any notice required to be given hereunder shall be given to the parties hereto as follows or at such other addresses as the parties hereto, or either of them, may from time to time designate, by notification to the other in writing by registered or certified mail, postage prepaid, return receipt requested, or by reputable overnight courier (e.g., Federal Express):
If to Lessor:        840 Business Center #2, LLC
c/o Verus Partners
100 South Wacker Drive, Suite 850
Chicago, Illinois 60606

With a copy to:    Robinson Wolenty & Young, LLP
Attn: Elizabeth T. Young, Esq.
8415 Allison Pointe Blvd., Suite 210
Indianapolis, IN 46250

If to Lessee:        Haemonetics Corporation
Attention: Director of Facilities
400 Wood Road
Braintree, Massachusetts 02184

With a copy to:    Haemonetics Corporation
Attn: Chief Legal Officer
400 Wood Road
Braintree, Massachusetts 02184

All notice shall be deemed given upon receipt or refusal by the intended party (or if sent by facsimile transmission, upon electric confirmation of delivery of the facsimile to the intended party).
29.NO RECORDING. This Lease shall not be recorded in any public office for the recording of documents but a Notice of Lease may be recorded upon the request of either party at the cost of the requesting party. Both Lessor and Lessee agree that this Lease is binding upon each of them and is enforceable with respect to all of the Leased Premises without such recording.
30.BROKER. Except for CBRE and Cassidy Turley (the “Brokers”), Lessor and Lessee represent and warrant to each other that it has not dealt with any realtor, broker or finder in connection with this Lease. Lessor agrees to be responsible for a broker’s commission due to CBRE, and Cassidy Turley shall be entitled to share is such commission, in accordance with a separate written agreement between Lessor and CBRE. Lessor shall have no liability under this Lease to compensate any broker in connection with the execution of this Lease other than the commission payable to CBRE (in which Cassidy Turley will share) under such separate agreement. Each party hereby agrees to indemnify, defend and hold the other harmless from and against any liability, obligation, cost, fee or expenses arising as a result of any claim by or through such party by any other realtor, broker or finder in connection with this Lease as a default of its dealings with such party.
31.FORCE MAJEURE. Whenever a period of time is prescribed in this Lease for the performance of construction by either Lessee or Lessor, including without limitation, any action regarding the substantial completion of the construction of Lessor’s Work, such time period shall be extended by the number of days of delay caused by any force majeure events, which term shall include, without limitation, delays caused by strikes, riots, acts of God, war, governmental approvals, laws or regulations. Notwithstanding anything to the contrary herein contained, this Section 31 shall not apply to Lessor's failure to deliver the Leased Premises as provided in Section 2.1 above, except as expressly provided in Section 2.1 above.

32.ESTOPPEL CERTIFICATES. Lessor and Lessee shall at any time, within ten (10) business days of the written request of the other party, execute, acknowledge and deliver to the requesting party a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications), and the dates to which the Minimum Rent, Additional Rent and other charges have been paid in advance, if any, and any other information respecting this Lease or the Leased Premises reasonably requested, it being intended that any such statement may be relied upon by any prospective purchaser or mortgagee of the Building or Real Property or permitted assignee or subtenant of Lessee or any financing institution of Lessee.
33.LIMITED LIABILITY. Notwithstanding any provision to the contrary contained herein, Lessee shall look solely to the estate of Lessor in and to the Real Property and the Building only (the "Specified Assets") in the event of any claim against Lessor arising out of or in connection with this Lease, the relationship of Lessor and Lessee or Lessee's use of the Leased Premises or Exclusive Parking Area (collectively, "Lessee's Claims"), and Lessee agrees that the liability of Lessor arising out of or in connection therewith shall be limited to the Specified Assets. No properties or assets of Lessor, other than the Specified Assets, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Lessee arising out of or in connection with the Lessee's Claims.
34. NO PARTNERSHIP. Lessor does not, in any way or for any purpose, become a partner of Lessee in the conduct of its business or joint venturer or a member of a joint enterprise with Lessee.
35.APPLICABLE LAW. This Lease shall be construed and interpreted under the laws of the State of Tennessee.
36.COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.
37.ANTI-TERRORISM. Lessee represents and warrants to Lessor as follows:
(a) Lessee is not in violation of any law relating to terrorism or money laundering, including, but not limited to, Executive Order No. 13224 on Terrorist Financing, the U.S Bank Secrecy Act, as amended by the Patriot Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act and all regulations promulgated thereunder, all as amended from time to time (collectively, "Anti-Terrorism Law").

    (b) No action, proceeding, investigation, charge, claim, report, or notice has been filed, commenced, or threatened against Lessee alleging any violation of any Anti-Terrorism Law.

    (c) After due inquiry, Lessee has no knowledge of any fact, event, circumstance, situation or condition which could reasonably be expected to result in any action, proceeding, investigation, charge, claim, report, notice or penalty being filed, commenced, threatened or imposed against it relating to any violation of or failure to comply with any Anti-Terrorism Law.

    (d) Lessee is not a "Prohibited Person". A Prohibited Person means any of the following:

    (i) A person or entity that is "specially designated" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control or which is owned, controlled by or acting for or on behalf of any such person or entity;

    (ii) A person or entity with whom Lessor is prohibited from dealing by any Anti-Terrorism Law;

    (iii) A person or entity that commits, threatens, or conspires to commit or supports "terrorism", as defined in any Anti-Terrorism Law.

    (e) None of the Lessee Parties:
(i) Conducts any business or transactions or makes or receives any contribution of funds, goods, or services in violation of any Anti-Terrorism Law;

    (ii) Engages in or conspires to engage in any transaction that evades or avoids, has the purpose of evading or avoiding or attempts to violate any of the prohibitions of any Anti-Terrorism Law.
38.RIGHT TO TERMINATE. So long as Lessee is not in default hereunder beyond applicable notice and cure periods, then Lessee shall have the one-time right to terminate this Lease at and as of end of the eighty-eighth (88th) full calendar month of the Term by delivering written notice to Lessor not sooner than eighteen (18) months nor less than nine (9) months prior to the end of the 88th full calendar month of the Term; provided, however, that if such right of termination is exercised by Lessee, Lessee's notice of termination shall be accompanied with payment by Lessee to Lessor of the sum of (a) an amount equal to the Minimum Rent and Additional Rent that otherwise would become due for the next four (4) full calendar months after the date of early termination of the Lease, and (b) the unamortized portion of all costs incurred in connection with the procurement of the Lease and construction of tenant improvements for the Leased Premises, including without limitation, the cost of Lessor’s Work, the Allowance, the Broker’s commission and any other cost or expense incurred by Lessor, all amortized over the Term together with interest thereon at the rate specified in this Lease for such cost item or if not specified, then at an annual rate of seven percent (7%). If, however, at the time of Lessee’s notice of its exercise of this early termination right or on the effective date of early termination of the Term, Lessee is in default beyond any applicable notice and cure period provided in this Lease, Lessee’s exercise of this right to terminate shall be null and void.
39.SECURITY DEPOSIT. Intentionally Omitted.
40.RIGHT OF FIRST OFFER.
So long as no event of default has occurred and Lessee is in sole occupancy of the Premises, during the Term, Lessee shall have a continuous right of first offer to lease space in the Building (the “ROFO Space”). Lessor intends to continue actively marketing the ROFO Space.  Lessor shall deliver to Lessee a written notice (the “ROFO Notice”) notifying Lessee that a bona fide third party has a bona fide interest in leasing some or all of the ROFO Space and the terms of such leasing (the “ROFO Terms”).  Lessee shall have ten (10) business days after receipt of the ROFO Notice within which to notify Lessor in writing that Lessee desires to lease all of the space specified in the ROFO Notice on the ROFO Terms.  Failure by Lessee to notify Lessor within such ten (10) business day period shall be deemed an election by Lessee not to lease the applicable ROFO Space and Lessor shall have the right to lease such space to said third party tenant (or its designee) on terms substantially similar to the ROFO Terms.
In the event Lessor is unable to lease the ROFO Space to such third party (or its designee) or intends to lease the ROFO Space on terms substantially more favorable to the tenant than the ROFO Terms, then Lessee's right of first offer hereunder shall thereupon be in full force and effect, and Lessor shall be required to re-offer such ROFO Space to Tenant.  In the event the ROFO Space is leased to a third party tenant after Lessee’s failure to lease the ROFO Space on the ROFO Terms as provided herein, Lessee’s right of first offer hereunder shall expire and terminate and be of no further force or effect as to such ROFO Space and any remaining vacant space in the Building which is not adjacent to the Leased Premises.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Lease to be duly executed as of the day and year first above written.

LESSOR:     840 BUSINESS CENTER #2, LLC, a                                 Tennessee limited liability company

By: VERUS/METLIFE MASTER COMPANY, LLC,
a Delaware limited liability company, sole member

By: VERUS ASSET COMPANY, LLC, a Delaware      limited liability company, its managing member

By: /s/ Timothy J. McEnery___________
Name: Timothy J. McEnery
Title: Authorized Representative

LESSEE:    HAEMONETICS CORPORATION, a
Massachusetts corporation

By:     /s/ David Helsel
Name:     David Helsel
Title:     EVP, Global Manufacturing

EXHIBIT A

Real Property Description

LAND LYING IN THE TWENTY-THIRD CIVIL DISTRICT OF WILSON COUNTY, TENNESSEE, AND BEING ON THE EAST SIDE OF ALDI BOULEVARD AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT AN EXISTING IRON PIN IN THE EASTERLY RIGHT-OF-WAY OF ALDI BOULEVARD (60') AND THE SOUTHWESTERLY CORNER OF TACHI-S ENGINEERING USA OF RECORD IN DEED BOOK 1176, PAGE 1710, R.O.W.C. AND ALSO BEING THE NORTHWESTERLY CORNER OF THE HEREIN DESCRIBED TRACT;

THENCE, ALONG OR NEAR THE SOUTHERLY LINE OF TACHI-S ENGINEERING USA OF RECORD IN DEED BOOK 1176, PAGE 1710, R.O.W.C. SOUTH 82°25'52" EAST, A DISTANCE OF 1207.06 FEET TO AN EXISTING IRON PIN IN THE WESTERLY MARGIN OF INTERSTATE 840;

THENCE, WITH THE WESTERLY MARGIN OF INTERSTATE 840 FOR THE NEXT FOUR (4) COURSES AND DISTANCES;

THENCE, SOUTH 07°34'08" WEST, A DISTANCE OF 314.41 FEET TO AN EXISTING HIGHWAY MONUMENT;

THENCE, SOUTH 10°39'09" WEST, A DISTANCE OF 157.42 FEET TO A POINT;

THENCE, SOUTH 05°44'56" WEST, A DISTANCE OF 148.59 FEET TO AN EXISTING HIGHWAY MONUMENT;

THENCE, ALONG A CURVE TO THE LEFT HAVING A CENTRAL ANGLE OF 2°33'49", A RADIUS OF 5879.58 FEET, AN ARC LENGTH OF 263.06 FEET AND BEING SUBTENDED BY A CHORD WHICH BEARS SOUTH 04°28'02" WEST A DISTANCE OF 263.04 FEET TO AN IRON PIN (SET);

THENCE, ALONG OR NEAR THE NORTHERLY LINE OF ALDI INC. OF RECORD IN DEED BOOK 971, PAGE 2309, R.O.W.C. NORTH 78°37'48" WEST, A DISTANCE OF1130.29 FEET TO AN IRON PIN (SET) IN THE EASTERLY MARGIN OF ALDI BOULEVARD (60' R.O.W.);

THENCE, WITH THE EASTERLY MARGIN OF ALDI BOULEVARD (60') FOR THE NEXT FOUR COURSES AND DISTANCES;

THENCE, NORTH 06°35'43" EAST, A DISTANCE OF 73.92 FEET TO AN IRON PIN (SET);

THENCE, ALONG A CURVE TO THE LEFT HAVING A CENTRAL ANGLE OF 72°45'48", HAVING A RADIUS OF 68.00 FEET, AN ARC LENGTH OF 86.36 FEET AND BEING SUBTENDED BY A CHORD WHICH BEARS NORTH 29°47'13" WEST A DISTANCE OF 80.67 FEET TO AN IRON PIN (SET);

THENCE, ALONG A CURVE TO THE RIGHT HAVING A CENTRAL ANGLE OF 72°45'29", A RADIUS OF 40.00 FEET, AN ARC LENGTH OF 50.79 FEET AND BEING SUBTENDED BY A CHORD WHICH BEARS NORTH 29°47'13" WEST A DISTANCE OF 47.45 FEET TO AN IRON PIN (SET);

THENCE, NORTH 06°35'43" EAST, A DISTANCE OF 632.19 FEET TO THE POINT OF BEGINNING.

CONTAINING 1,000,135 SQUARE FEET OR 22.96 ACRES, MORE OR LESS.

BEING THE SAME PROPERTY CONVEYED TO 840 BUSINESS CENTER #2, LLC OF
RECORD IN DEED BOOK 1213, PAGE 414, R.O.W.C.

EXHIBIT "B"

(Leased Premises)

Site Plan

EXHIBIT "C"

FORM OF LEASE COMMENCEMENT MEMORANDUM

Lease Commencement Memorandum

THIS MEMORANDUM is made and entered into as of the ____ day of _________________________, 20__ by and between ___________________________, a(n) ______________________ (“Lessor”), and ________________________________________, a(n)_________________________ (“Lessee”).

RECITALS:

1.    Lessor and Lessee are party to a certain Agreement of Lease dated as of _________________________, 20__ (“Lease”), relating to certain premises (“Leased Premises”) located in the building commonly known as _________________, located in ______________________ (“Building”).

2.    Lessor and Lessee desire to confirm the Lease Commencement Date (as such term is defined in the Lease) and Termination Date of the Lease, the amended schedule of Minimum Rent and the acceptance of the Leased Premises by Lessee.

ACKNOWLEDGMENTS:

Pursuant to the terms of the Lease and in consideration of the facts set forth in the Recitals, Lessor and Lessee acknowledge and agree as follows:

1.    All capitalized terms not otherwise defined in this Memorandum have the meanings ascribed to them in the Lease.

2.    Lessor has substantially completed the Lessor’s Work (as defined in the Lease) and Lessee has accepted the Leased Premises and Lessor’s Work and is in occupancy of the Leased Premises.

3.    The Minimum Rent under the Lease, effective as of the Lease Commencement Date, shall be as set forth in the following schedule:

Period	Annual Minimum Rent/Square Foot	Annual Minimum Rent	Monthly Minimum Rent
Months 1 through 4	$0.00	$0.00	$0.00
Months 5 through 16	$0.00	$0.00	$0.00
Months 17 through 28	$0.00	$0.00	$0.00
Months 29 through 40	$0.00	$0.00	$0.00
Months 41 through 52	$0.00	$0.00	$0.00
Months 53 through 64	$0.00	$0.00	$0.00
Months 65 through 76	$0.00	$0.00	$0.00
Months 77 through 88	$0.00	$0.00	$0.00
Months 89 through 100	$0.00	$0.00	$0.00
Months 101 through 112	$0.00	$0.00	$0.00
Months 113 through 124	$0.00	$0.00	$0.00

4.    The Lease Commencement Date under the Lease is ________________________, 20__.

5.    The Termination Date of the Lease is _________________________, 20__, unless the Lease is extended by exercise of an option to renew, or is sooner terminated in accordance with the terms and conditions of the Lease, including without limitation Article 38 of the Lease.

6.    Lessee must exercise its right to the ________________Extension Term, if at all, by notifying Lessor no later than twelve (12) months prior to the expiration date of the Term, subject to the conditions and limitations set forth in the Lease

Lessor and Lessee each caused this Memorandum to be executed by its duly authorized representative as of the day and date written above. This Memorandum may be executed in counterparts, each of which is an original and all of which constitute one instrument.

LESSOR:

________________________________________, a
_________________________

By: _____________________________________
Name: ___________________________________
Title: ____________________________________

LESSEE:

________________________________________, a
_________________________

By: _____________________________________
Name: ___________________________________
Title: __________________________________

EXHIBIT “D”
(Lessor’s Work)

SITE PLAN AND SPACE PLAN

EXHIBIT “D-1”
(Lessor’s Work)

PRELIMINARY PLANS

EXHIBIT “E”
(Draft Design Basis for Ventilation System)

Draft Basis of Design
The preliminary design basis presented here is intended to achieve Haemonetics objectives of maintaining a breathing zone level concentration of Ethylene Oxide (EtO) below the OSHA Action Level (AL) of 0.5 ppm. Due to the dynamic nature of operations, the design basis is built on projections of conservative degassing rates for EtO and the experience at an operating warehouse in Massachusetts provided by Haemonetics, as well as certain logistical considerations (e.g. 4 to 8 turnovers of inventory per year).

Warehouse and Quarantine Area Sizing

The initial baseline area of the warehouse is expected to be 166,400 square feet with the potential expansion of two additional bays for a total of 208,000 square feet of warehouse space. The warehouse is approximately 40’ high (with 32 feet to lower truss level). Since a high air exchange rate for the warehouse would prove to be impractical and costly a ventilated quarantine area is being considered similar to what is used at Haemonetics’ warehouse in Massachusetts. The quarantine area will range from 30,000 square feet to 50,000 square feet. A 46,000 square foot quarantine area will be evaluated, based upon 8 inventory turns per year for the future anticipated 208,000 square feet of warehouse space, 10 day quarantine holding period, and similar storage layout (e.g. rack height etc) in the quarantine area as the warehouse. It is anticipated that the quarantine area will be located near or along the south wall that is proposed for receiving. The final configuration will have to take into account operation requirements and the existing building configuration. Additionally, the layout of the quarantine area will provide flexibility to expand – for example, create secondary quarantine areas of storage (for lower degassing rate products) or a larger area for the primary quarantine space.

Degassing rates for EtO

Per information provided by Haemonetics, the worst case scenario will be used for the quarantine area of up to 17 devices per square feet in storage with a projected degassing rate of 7.7 mg/day per device. This results in an anticipated total degassing rate in the quarantine area of 5 kg/day. Up to 8 air changes per hour (ACH) with an open space structure of fence and controlled access around the quarantine area will be evaluated. The effective air turnover in the warehouse will be lower and the anticipated effect in the warehouse will be evaluated. The air will be intentionally drawn from other parts of the warehouse into the quarantine area to reduce fugitive EtO emissions from the quarantine area and provide some air change in the warehouse on a whole. Eight ACH, in the quarantine area, is expected to achieve a constant concentration below the ACL of 0.5ppm for EtO. The concept design package will present the engineering analysis with consideration of residual emissions from products after the anticipated 10 day quarantine period.

Fan and Motor

A single fan/motor is generally considered as primary basis of design (redundancy of using 2 smaller fans will be substantively more expensive). Please note, we will evaluate and present an order of magnitude price for two 75% fan/motor systems versus one fan/motor system with an uninstalled spare to enable an informed choice by Haemonetics based upon Haemonetics’ risk management model. A visible and audible signal will be considered for operators to ensure that the fan is operating at the target level. A variable frequency drive will be designed for flexible control. A safety factor/excess capacity of 20 to 30 percent will be evaluated and designed to allow for significant level of flexibility in operations and control of the warehouse. Operational flexibility is a key criterion and will be factored into ductwork design, fan placement and quarantine area layout. Due to the expected size and weight of the fan and motor, the installation will be at grade outdoors. Zoning and local municipality requirements will be considered including the potential of including architectural screening and sound attenuation for the fan. The fan and motor noise will not be known until the fan/motor system has been selected; typically the design basis is to be 85 dBA or less. Local requirements relative to noise need to be investigated to determine if they are more stringent along with Haemonetics’ policies and directives with regard to noise control and management. Regardless, the fan/motor system can be designed for lowering noise when required through a variety of sound attenuation devices including stack silencers, sound blankets on the fan, and attenuating covers over the motor.

Duct work

The ductwork and exhaust hoods will be constructed of galvanized sheet metal. The design of the ductwork and exhaust hood layout will consider operational and access requirements, optimum capture of fugitive EtO, the density of EtO and the anticipated breathing zone. The ductwork itself will be designed to accommodate varying flows and modifications as the warehouse and quarantine area are expanded.

Monitoring for EtO

The availability of a reliable EtO detector will be evaluated and if available included in the concept design. Based on identifying a reliable device that is acceptable to Haemonetics, monitors are anticipated for both the quarantine and the regular warehouse area. A local display showing the real time concentration of EtO as well as audible (horn) and visual (e.g. strobe or flashing light) for high levels will be considered in the design.

Approval of Ventilation System Equipment and Installation

The Ventilation System described herein shall constitute a part of “Lessee’s Work” under Section 17.7 of the above and foregoing Lease, Lessee would be responsible for obtaining all permits and approvals necessary for the installation of the Ventilation System, and the improvements to be installed and all plans and specifications for the installation of the Ventilation System shall be subject to approval by Lessor as provided therein. Lessor has provided preliminary approval of an exterior, ground mounted fan/motor approximately 3’ x 3’ (about the size of a household air conditioner), to be located on a concrete pad near the southeast corner of the Leased Premises (see picture attached) in an area near the electric transformer serving the Building. Lessor has also provided preliminary approval of an exhaust hood (see picture attached) to be mounted in the location of the existing clerestory window, such that no additional wall opening would be required. Lessor may require screening of the exterior portions of the Ventilation System, and if necessary, may require sound attenuation and vibration attenuation to minimize any interference with the operations of other tenants or occupants of the Building.

Lessee shall endeavor to deliver plans and specifications for Lessee’s Ventilation System, consistent with the foregoing description of such system, to Lessor on or before February 28, 2014, provided that if such plans and specifications affect Lessor’s Work, then any delay in the delivery of such plans and specifications beyond March 7, 2014 shall constitute a delay caused by Lessee for purposes of Article 2 of the Lease. Lessor shall review and approve or provide detailed objections to such plans and specifications to Lessee within five (5) business days after Lessor’s receipt of such plans and specifications. Lessee shall respond to Lessor’s objections, if any, within five (5) business days of receipt of such objections. Lessor shall not unreasonably object to, or withhold, condition or delay its approval of, the plans and specifications for Lessee’s Ventilation System, and Lessee shall make reasonable revisions to such plans and specifications requested by Lessor. In the event Lessor and Lessee are unable to agree upon the plans and specifications for Lessee’s Ventilation System within fifteen (15) days after Lessee initially submits plans and specifications for Lessee’s Ventilation System to Lessor (provided that Lessee submits such plans and specifications on or before March 7, 2014), Lessee shall have the right to terminate this Lease upon written notice to Lessor delivered on or before such fifteenth (15th) day.

28